CONTACT:	Michael H. McLamb Chief Financial Officer Abbey Heimensen Public Relations MarineMax, Inc. 727/531-1700	Brad Cohen ICR, Inc. 203/682-8211 bcohen@icrinc.com

MARINEMAX REPORTS FOURTH QUARTER AND FISCAL 2012 RESULTS

~Same-stores Sales Increase 18% in the Fourth Quarter and 11% For Fiscal 2012~
~ Net Income Exceeds $1.0 Million, or $0.05 per Diluted Share, for Fiscal 2012~

CLEARWATER, FL, November 01, 2012 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its fourth quarter and fiscal year ended September 30, 2012.

Revenue increased 15% to $137.3 million for the quarter ended September 30, 2012 from $119.8 million for the comparable quarter last year. Same-store sales increased approximately 18% compared with a 2% decrease for the comparable quarter last year. The net loss for the fourth quarter of fiscal 2012 was $1.6 million, or $0.07 per share, representing significant improvement from a net loss of $5.7 million, or $0.25 per share, for the comparable quarter last year.

Revenue for fiscal 2012 increased 9.0% to $524.5 million from $480.9 million for fiscal 2011. Same-store sales increased approximately 11% on top of an 8% increase for the previous fiscal year. The Company’s net income for the fiscal year ended September 30, 2012 was $1.1 million, or $0.05 per diluted share, compared with a net loss of $11.5 million, or $0.52 per share, for fiscal 2011, thereby improving its year-over-year earnings by more than $12.6 million.

William H. McGill, Jr., Chairman, President, and Chief Executive Officer, stated, “We are pleased to achieve annual profitability and are proud of our team’s performance despite the continued challenges faced by our gradually recovering industry. Our commitment to effectively manage expenses, while executing well in the areas of the business that we can control, has driven our success this year. Focusing on streamlining our operations without sacrificing any customer services and benefits has allowed us to overcome some of the impact of the broader economy and outperform our key industry segments. Despite the fine tuning of our store count to fewer stores this quarter and year, we were able to produce absolute revenue growth and greater same-store sales growth while incrementally lowering inventory. As a result, we strengthened our industry leading balance sheet, adding additional capacity and flexibility.”

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Mr. McGill continued, “As the industry recovery builds and boating enthusiasts continue to return to the water, we remain committed to providing our customers with the ability to maximize their boating experience. MarineMax’s inventory, retail locations, sales teams, and dedication allows our customers to put an emphasis on quality family time and their desire to escape and connect with their “self” and others on the water. As we enter fiscal 2013, we are focused on managing our business to greater profitability from improving industry trends and anticipate building on the progress we made this past year. We expect additional opportunities for growth will arise, which we will evaluate as we pursue additional value for our stockholders.”

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Azimut Yachts, Grady-White, Bayliner, Harris FloteBote, Zeelander, Nautique and Malibu, MarineMax sells new and used recreational boats and related marine products and provides yacht brokerage and charter services. MarineMax currently has 53 retail locations in Alabama, Arizona, California, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, Tennessee, and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s belief that its industry is gradually recovering; the Company’s assessment that its success has been driven by its commitment to effectively managing expenses and executing well in controllable areas of its business; the Company’s assessment that its inventory levels are well positioned; the Company’s belief that the industry recovery is building and that boating enthusiasts are continuing to return to the water; the Company’s belief that its customers emphasize quality family time and desire to escape on the water; the Company’s anticipation that it will build on its progress as it enters 2013; and the Company’s expectation that additional opportunities for growth will arise that it will evaluate to pursue additional value for its shareholders. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenue	$137,347	$119,777	$524,456	$480,894
Cost of sales	104,306	89,743	391,173	361,400

Gross profit	33,041	30,034	133,283	119,494
Selling, general, and administrative expenses	33,690	34,785	127,913	127,896

Income (loss) from operations	(649)	(4,751)	5,370	(8,402)
Interest expense	1,009	972	4,447	3,488

Income (loss) before income tax benefit	(1,658)	(5,723)	923	(11,890)
Income tax benefit	60	34	176	367

Net income (loss)	$(1,598)	$(5,689)	$1,099	$(11,523)

Basic net income (loss) per common share	$(0.07)	$(0.25)	$0.05	$(0.52)

Diluted net income (loss) per common share	$(0.07)	$(0.25)	$0.05	$(0.52)

Weighted average number of common shares used in computing net income (loss) per common share:
Basic	22,906,723	22,492,156	22,740,986	22,375,271

Diluted	22,906,723	22,492,156	23,335,918	22,375,271

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	September 30,	September 30,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$23,617	$19,386
Accounts receivable, net	18,820	14,163
Inventories, net	215,120	219,632
Prepaid expenses and other current assets	5,053	4,588

Total current assets	262,610	257,769
Property and equipment, net	98,796	102,107
Other long-term assets	3,715	3,253

Total assets	$365,121	$363,129

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$8,457	$8,642
Customer deposits	8,495	9,085
Accrued expenses	23,266	25,678
Short-term borrowings	120,647	118,828

Total current liabilities	160,865	162,233
Long-term liabilities	3,312	5,896

Total liabilities	164,177	168,129
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	24	23
Additional paid-in capital	215,885	211,041
Retained earnings (accumulated deficit)	845	(254)
Treasury stock	(15,810)	(15,810)

Total stockholders’ equity	200,944	195,000

Total liabilities and stockholders’ equity	$365,121	$363,129